Exhibit 99.2

FOURTH AMENDED AND RESTATED SECURED PROMISSORY NOTE

(For Revolving Line of Credit, Advances and Guaranteed Obligations)

$3,000,000	April 29, 2010	Los Angeles, California

For Value Received, the undersigned MyMedicalRecords, Inc. (formerly mymedicalrecords.com, Inc.), a Delaware corporation ("Borrower") and a wholly-owned subsidiary of MMR Information Systems, Inc. (formerly Favrille, Inc.), a Delaware corporation ("Parent"), promises to pay to the order of The RHL Group, Inc., a California corporation ("Lender"), the sum of up to Three Million Dollars ($3,000,000) (sometimes referred to as a "Reserve Line of Credit" herein), on a revolving basis, with interest from the date of disbursement on the Unpaid Balance, as that term is used herein, and defined below, from time to time outstanding. Capitalized terms used herein without definition shall, unless otherwise indicated, have the meanings given to such terms in the Security Agreement dated July 31, 2007, which grants certain security interests in the Collateral owned by Borrower, as therein defined. Borrower and Lender agree that the terms of this Third Amended and Restated Secured Promissory Note ("Third Amended Note") apply to the increased Reserve Line of Credit.

This Fourth Amended Note is intended to update and amend that certain Secured Promissory Note (the "Original Note") dated July 30, 2007, as amended by the Amended and Restated Secured Promissory Note (the "First Amended Note"), dated August 23, 2007, and as further amended by the Second Amended and Restate Secured Promissory Note (the "Second Amended Note") dated August 1, 2008, which was modified by the Allonge dated January 27, 2009 (the "Allonge"), which notes were approved by the Borrower's Board of Directors by resolutions dated July 23, 2007, August 30, 2007 and June 2, 2008, respectively, which was further amended by the Third Amended and Restated Secured Promissory Note . As stated therein, the Original Note, the First Amended Note, the Second Amended Note and the Third Amended Note provided for increases, if necessary, in the amount of the Reserve Line of Credit, and the terms of the Security Agreement entered into on July 31, 2007 provide for that agreement to apply to advances in excess of the therein stated "Amount". The terms of the Security Agreement shall be deemed to apply to, and a security interest is hereby granted to the Lender, for all advances made, under this Fourth Amended Note to the same extent, validity, security and priority as to advances under the Original Note, the First Amended Note, the Second Amended Note and the Third Amended Note.

The original of the First Amended Note, Second Amended Note and Third Amended Note, including the Allonge, have been marked as "superseded". If and only if the Fourth Amended Note is deemed unenforceable, or if the Security Agreement is, for any reason, deemed not to apply to the Fourth Amended Note, then the terms of the Third Amended Note, (or the Second Amended Note including the Allonge, or the First Amended Note or the Original Note, as the case may be and if necessary) shall be deemed reinstated to the extent necessary to: (a) repay the advances of the Lender, and (b) provide for security to the Lender.

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The term "Unpaid Balance" shall mean all of the following: (a) the funds actually lent to the Borrower, including interest, fees, and costs thereon (which includes reasonable legal expenses of Lender in connection with this Fourth Amended Note) ; (b) any funds paid or advanced for the benefit of the Borrower at the request of Borrower to third parties, including charges made on the Lender's credit or charge cards, or credit or charge cards for which Lender is liable (exclusive of interest on such charges) ("Credit Card Advances") on or after July 23, 2007, (c) subject to the last sentence of this paragraph, any amounts guaranteed by the Lender at the request of Borrower, for which the guarantees are still outstanding (including any balance still due under the January 9th, 2009 guarantee of Robert H. Lorsch to Singer Lewak LLP), (d) unpaid consulting fees, salary or expenses accrued or owed to Lender. However, any amounts guaranteed by the Lender and unpaid consulting fees shall not be included in the $3,000,000 Reserve Line of Credit limit.

The entire Unpaid Balance shall be due and payable at the end of each calendar month, provided however, that if the Borrower is not otherwise in default under the Original Note, the First Amended Note, the Second Amended Note, the Third Amended Note or this Fourth Amended Note or the Security Agreement entered into on or about July 31, 2007, the Reserve Line of Credit shall continue in existence for the next succeeding month, and payment of the full Unpaid Balance shall be similarly deferred. However, notwithstanding any other provision in this Note: (1) the obligation to pay interest on a monthly basis, and the obligation to pay the Credit Card Advances, shall continue to be due and payable on a monthly basis, and (b) unless otherwise agreed in writing by Lender, the entire unpaid balance shall be due and owing, without extension, April 29, 2011 (the "Final Maturity Date").

The monthly payment shall not include any interest for amounts guaranteed by the Lender unless the Lender has performed on the guarantee, whether by payment or otherwise, except that on the Final Maturity Date the Borrower must pay all amounts due, including payment in full of the amount of any still then outstanding guarantees (which latter amount shall be placed in a trust account pending payment by the Borrower of the guaranteed obligation (and subsequent release of the funds back to the Borrower) or payment to the guaranteed party in accordance with any agreement between the Lender and the guaranteed party.)

Upon the occurrence of an Event of Default, as defined in this Note or the Security Agreement, the Final Maturity Date shall be accelerated without further action by the Lender.

Interest shall accrue at the rate equal to the lesser of 10% per annum or the maximum rate allowed under the California Constitution. Said rate shall continue in effect for the entire period of the Reserve Line of Credit up to the Final Maturity Date. At no time shall the interest rate, and fees, if applicable, exceed the maximum rate chargeable by law.

Borrower acknowledges and agrees that the Unpaid Balance is presently due and owing, that the Unpaid Balance is $1,507,342 as of April 29, 2010, which amount includes the $200,000 Loan Origination Fee due immediately upon signing, and that there are no defenses, at law or in equity, to the amount due under this Note as of the date of the execution of this Note.

Borrower and Parent understand that Lender is charging, in addition to interest, as described above a "Loan Origination Fee." The Loan Origination Fee is payable to Lender on

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the date of this Fourth Amended Note and, in the event of any renewal for an additional six-month term, on any such renewal date. The Loan Origination Fee shall be $200,000 (which amount is included above). Such amount shall be used to exercise warrants that the Lender owns in the Company at the sole option of the Borrower. In addition, Lender shall receive 2,614,684 warrants to acquire shares of Parent's common stock at an exercise price of $0.21 per share which represents two warrants per dollar outstanding on the Note as of the renewal date. Such warrants shall be fully vested and be exercisable in cash or in a cashless exercise at any time prior to their fourth anniversary of issuance, and which shall be non-transferrable without the consent of Parent, which consent is not to be unreasonably withheld.

All payments on this Note are payable at, and all writings respecting the warrants shall be sent to, Lender's accountant at the following address, with a copy to Borrower: NKSF, 10100 Santa Monica Blvd., Suite 1300, Los Angeles, California 90067, Attn: Thomas Kingsley, and RHL Group, PO Box 17034, Beverly Hills, CA 90210, or at such other place as the Lender or any other holder hereof shall notify Borrower in writing.

All payments received by the Lender on this Note may be applied by Lender as follows: first, to the payment of all fees and expenses owed under this Note or the Security Agreement dated July 31, 2007; second, to the payment of accrued and unpaid interest then due and owing; and third, to principal.

This Note may be prepaid in whole or in part, without penalty. In the event of partial prepayments, the prepayments and proceeds shall be applied as described in the just preceding paragraph.

Notwithstanding anything else in this Agreement, the entire Unpaid Balance shall be due and owing, without extension on the occurrence of any of the following, unless otherwise agreed by Lender in writing: (a) a change in ownership or control of Borrower in an amount equal to or greater than 1/3 of outstanding voting stock; (b) a transfer of at least 1/3 of the assets of Borrower; (c) a change in the composition of Borrower's Board of Directors, Officers and/or senior management; (d) Parent or Borrower shall first be the subject of a case pending in any United States Bankruptcy Court; (e) Parent or Borrower shall suffer the appointment of a receiver appointed in any state or federal court action, or other proceeding; (f) Parent or Borrower shall be the subject of any writ of attachment or writ of execution; (g) Parent or Borrower shall not be in full compliance with all of its covenants in prior agreements by June 30, 2010; (h) Parent and Borrower shall fall out of compliance with its covenants on and after June 30,2010; (i) Borrower shall have less than $200,000 in cash in its bank accounts or such other amount as necessary to maintain operations through the subsequent thirty (30) days on and after June 30, 2010; or (j) Borrower and Parent shall not timely pay any obligations due respecting payroll and all associated payroll taxes at any time during the term of the Note. Notwithstanding the foregoing sentence, Lender hereby expressly waives, both now and in the future, any Default or Event of Default under this Note and the Security Agreement that arises from or is related to the Closing (as that term is defined in the Agreement and Plan of Merger and Reorganization dated November 8, 2008 by and among Borrower, Parent and a wholly-owned merger subsidiary

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of Parent (the "Merger Agreement") and the consummation of the transactions described in the Merger Agreement.

The Security Agreement relating to the Original Note, and the AMENDED NOTE, the Second Amended Note, the Third Amended Note or this Fourth Amended Note shall jointly be referred to as the "Loan Documents".

Upon the happening of any failure to make any payment under the Loan Documents, or any other "Event of Default" as defined in the Security Agreement, Lender may at its option declare the entire unpaid balance of this Note, together with interest accrued thereon, to be immediately due and payable. Upon receiving notice of Default, Borrower will have 7 calendar days to cure such Event of Default. In the event the Borrower fails to cure the default, the Lender may proceed to exercise any rights or remedies that it may have under any of the Loan Documents or under this Note or such other rights and remedies which, subject to the provisions of this Note and Loan Documents, the Lender may have at law, equity or otherwise. In the event of such acceleration, Borrower may discharge its obligations to the Lender by paying the unpaid balance hereof as of the date of such payment, plus accrued interest and fees, in the manner set forth above.

Upon an Event of Default (as defined in the Security Agreement), the interest rate hereunder shall be computed as the higher of: (a) the highest rate then allowed by law, or (b) the rate described herein.

After default, in addition to principal and accrued interest, the Lender shall be entitled to collect all costs of collection, including, but not limited to, reasonable attorneys' fees incurred in connection with any of the lender's reasonable collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand.

No failure on the part of the Lender or other holder hereof to exercise any right or remedy hereunder, whether before or after the happening of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of default hereunder, or acceptance of a past due installment or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or as a reinstatement of the debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Lender may have, whether by the laws of the State of California, by agreement or otherwise, and Borrower and each endorser or guarantor hereby expressly waives the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

Borrower and each endorser or guarantor of this Note hereby waives presentment, protest, demand, and diligence, notice of dishonor and notice of nonpayment.

All agreements between Borrower and Lender, whether now existing or hereafter arising, and whether oral or written, are hereby expressly limited so that in no contingency or event

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whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to Lender of the holder hereof, or collected by Lender or such holder for the use, forbearance or detention of the money to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein, or in any other document pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under governing usury laws as applicable in this transaction, If, under any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Documents or any other documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law for this transaction, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Lender or other holder hereof shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate allowed for this transaction, such amount that would be excessive interest under governing laws as applicable to this transaction shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and such other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Borrower or to any other person making such payment on Borrower's behalf. All sums paid or agreed to be paid to the holder hereto for the use, forbearance or detention of the indebtedness of Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by governing law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law as applicable to this transaction, shall be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of the loan evidenced hereby so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Borrower, and endorser or guarantor and Lender.

This Note shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed entirely in that State without regard to the principles thereof regarding conflict of laws. Borrower and each endorser or guarantor hereby submits to personal jurisdiction in said State for the enforcement of Borrower's obligations hereunder, and waives any and all personal rights under the law of the other state to object to jurisdiction within such State for the purposes of litigation to enforce such obligations of Borrower. In the event such litigation is commenced, Borrower agrees that service of process may be made and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower's appointed agent for service of process in such state with a copy to:

Ingrid Safranek
MyMedicalRecords, Inc.
2934½ Beverly Glen Circle, #702
Los Angeles, CA 90077

The holder of this note shall be entitled, without limitation, to all of the rights and remedies of the Lender under the Loan Agreements with respect to this Note. In the event of any conflict between the terms and conditions of the Security Agreement and those of this Note, the terms and conditions of this Note shall control. The obligations of Borrower pursuant to this Note are secured by the Security Agreement.

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Borrower represents that it has obtained all of the corporate authority necessary to execute this Note.

IN WITNESS WHEREOF, Borrower has executed this instrument by its duly authorized signatories as of the date first above written

MyMedicalRecords, Inc., a Delaware corporation ("Borrower")

Name: Ingrid Safranek

Title: CFO

Signature: /s/ Ingrid Safranek

Date: May 12, 2010

For limited purposes of agreement to pay the Loan Origination Fee,
MMR Information Systems, Inc., a Delaware corporation ("Parent")

Name: Ingrid Safranek

Title: CFO

Signature: /s/ Ingrid Safranek

Date: May 12, 2010

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